Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto, the “Schedule 13D”) relating to the common stock, $0.0001 par value per share, of HeartBeam, Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13D, filed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the August 13, 2026.

/s/ Mark E. Strome
MARK E. STROME

STROME GROUP, INC.

/s/ Mark E. Strome
Name:	Mark E. Strome
Title:	Founder & CEO

STROME INVESTMENT MANAGEMENT, L.P.

By: Strome Group, Inc. Its: General Partner

/s/ Mark E. Strome
Name:	Mark E. Strome
Title:	Founder & CEO

STROME MEZZANINE FUND II, LP

By: Strome Investment Management, L.P. Its: General Partner By: Strome Group, Inc. Its: General Partner

/s/ Mark E. Strome
Name:	Mark E. Strome
Title:	Founder & CEO